                                                                 Exhibit 11

                                  ZYCAD CORPORATION
                          COMPUTATION OF EARNINGS PER SHARE
                                     (unaudited)


                                                      Three Months Ended             Six Months Ended
                                                            June 30,                       June 30,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)              1997           1996           1997           1996
---------------------------------------------------------------------------------------------------------
Loss attributable to ordinary stockholders         $(1,874)       $(3,939)       $(7,485)      $ (8,956)
Preferred Stock Dividend (see Note 4)                 (322)             -           (322)             -
                                                   -------        -------        -------       --------
                                                   $(2,196)       $(3,939)       $(7,807)      $ (8,956)
                                                   -------        -------        -------       --------
                                                   -------        -------        -------       --------

Net loss per share                                 $ (0.08)       $ (0.20)       $ (0.30)      $  (0.45)
                                                   -------        -------        -------       --------
                                                   -------        -------        -------       --------

Weighted average shares outstanding                 27,041         20,026         26,148         19,914
                                                   -------        -------        -------       --------
                                                   -------        -------        -------       --------


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